Exhibit 10.12

$39,000,000

BRIDGE LOAN CREDIT AGREEMENT

among

SPORTS ENTERTAINMENT ENTERPRISES, INC.,

a Colorado corporation,

EPE HOLDING CORPORATION,

a Delaware corporation,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

BEAR STEARNS CORPORATE LENDING INC.,

as Administrative Agent

Dated as of February 7, 2005

BEAR, STEARNS & CO. INC., as Sole Lead Arranger

TABLE OF CONTENTS

SECTION 1. DEFINITIONS

1.1.	Defined Terms
1.2.	Other Definitional Provisions

SECTION 2. AMOUNT AND TERMS OF BRIDGE COMMITMENTS

2.1.	Bridge Commitments
2.2.	Procedure for Bridge Loan Borrowing
2.3.	Repayment of Bridge Loans

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS

3.1.	Optional Prepayments
3.2.	Mandatory Prepayments
3.3.	Conversion and Continuation Options
3.4.	Limitations on Eurodollar Tranches
3.5.	Interest Rates and Payment Dates
3.6.	Computation of Interest and Fees
3.7.	Inability to Determine Interest Rate
3.8.	Pro Rata Treatment and Payments
3.9.	Requirements of Law
3.10.	Taxes
3.11.	Indemnity
3.12.	Change of Lending Office
3.13.	Replacement of Lenders
3.14.	Evidence of Debt
3.15.	Illegality

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1.	Financial Condition
4.2.	No Change
4.3.	Corporate Existence; Compliance with Law
4.4.	Power; Authorization; Enforceable Obligations
4.5.	No Legal Bar
4.6.	Litigation
4.7.	No Default
4.8.	Ownership of Property; Liens
4.9.	Intellectual Property.
4.10.	Taxes
4.11.	Federal Regulations

4.12.	Labor Matters
4.13.	ERISA
4.14.	Investment Company Act; Other Regulations
4.15.	Subsidiaries
4.16.	Use of Proceeds
4.17.	Environmental Matters
4.18.	Accuracy of Information, etc.
4.19.	Security Documents
4.20.	Solvency
4.21.	Senior Indebtedness
4.22.	Certain Documents
4.23.	Foreign Assets Control Regulations and Anti-Money Laundering

SECTION 5. CONDITIONS PRECEDENT

SECTION 6. AFFIRMATIVE COVENANTS

6.1.	Financial Statements
6.2.	Certificates; Other Information
6.3.	Payment of Obligations
6.4.	Maintenance of Existence; Compliance
6.5.	Maintenance of Property; Insurance
6.6.	Inspection of Property; Books and Records; Discussions
6.7.	Notices
6.8.	Intellectual Property.
6.9.	Environmental Laws
6.10.	Additional Collateral, etc.
6.11.	Use of Proceeds
6.12.	Further Assurances

SECTION 7. NEGATIVE COVENANTS

7.1.	Financial Condition Covenants
7.2.	Indebtedness
7.3.	Liens
7.4.	Fundamental Changes
7.5.	Disposition of Property
7.6.	Restricted Payments
7.7.	Capital Expenditures
7.8.	Investments
7.9.	Optional Payments and Modifications of Indebtedness
7.10.	Transactions with Affiliates
7.11.	Sales and Leasebacks
7.12.	Hedge Agreements
7.13.	Changes in Fiscal Periods
7.14.	Negative Pledge Clauses
7.15.	Clauses Restricting Subsidiary Distributions

7.16.	Lines of Business
7.17.	Certain Amendments
7.18.	Accounting Changes
7.19.	Intellectual Property.
7.20.	Hazardous Substances

SECTION 8. EVENTS OF DEFAULT

SECTION 9. THE AGENTS

9.1.	Appointment
9.2.	Delegation of Duties
9.3.	Exculpatory Provisions
9.4.	Reliance by Agents
9.5.	Notice of Default
9.6.	Non-Reliance on Agents and Other Lenders
9.7.	Indemnification
9.8.	Agent in Its Individual Capacity
9.9.	Successor Administrative Agent
9.10.	Agents Generally
9.11.	The Lead Arranger
9.12.	Withholding Tax

SECTION 10. MISCELLANEOUS

10.1.	Amendments and Waivers
10.2.	Notices
10.3.	No Waiver; Cumulative Remedies
10.4.	Survival of Representations and Warranties
10.5.	Payment of Expenses and Taxes
10.6.	Successors and Assigns; Participations and Assignments
10.7.	Adjustments; Set-off
10.8.	Counterparts
10.9.	Severability
10.10.	Integration
10.11.	GOVERNING LAW
10.12.	Submission To Jurisdiction; Waivers
10.13.	Acknowledgments
10.14.	Releases of Liens
10.15.	Confidentiality
10.16.	WAIVERS OF JURY TRIAL
10.17.	Delivery of Addenda
10.18.	USA PATRIOT Act

SCHEDULES:

1.1(a)	Permitted Indebtedness
1.1(b)	Permitted Liens
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
5(i)	Environmental Reports
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Legal Opinion of Paul, Hastings, Janofsky and Walker LLP
E-2	Form of Legal Opinion of Greenberg Traurig
F	Form of Exemption Certificate
G	Form of Bridge Note
H	Form of Addendum
I	Form of Solvency Certificate
J	Subordination Provisions

BRIDGE LOAN CREDIT AGREEMENT, dated as of February 7, 2005, among SPORTS ENTERTAINMENT ENTERPRISES, INC., a Colorado corporation (“Holdings”), EPE HOLDING CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Holdings (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), BEAR, STEARNS & CO. INC., as sole lead arranger (in such capacity, the “Lead Arranger”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, on the Closing Date (as defined below) RFX Acquisition LLC, a Delaware limited liability company (“RFX”), intends, through its acquisition of a controlling interest in Holdings, to acquire (the “Acquisition”) eighty-five percent (85%) of the common stock (on a fully diluted basis) and 100% of the Series A Preferred Stock of Elvis Presley Enterprises, Inc., a Tennessee corporation (“EPE”), in each case, issued and outstanding as of the date hereof, and one hundred percent (100%) of the outstanding Class A membership interests, representing approximately eighty-five percent (85%) of the economic and voting interests, in Elvis Presley Enterprises, LLC, a newly formed Delaware limited liability company (“LLC” and, together with EPE, the “Operating Companies”);

WHEREAS, the Acquisition will be effected pursuant to the Contribution and Exchange Agreement, dated as of December 15, 2004, among The Promenade Trust, a grantor trust created under the laws of Tennessee (the “Seller”), Holdings and RFX (as the same may be amended from time to time in accordance with the terms hereof, the “Acquisition Agreement”); and

WHEREAS, upon consummation of the Acquisition, all of the equity interests in the Operating Companies acquired by Holdings will be contributed to the Borrower, and all existing indebtedness of RFX (consisting primarily of a $5,000,000 secured loan from Bear Stearns Corporate Lending Inc. to RFX (the “Deposit Loan”)) and the Operating Companies and their respective subsidiaries will be repaid or defeased (together with the Deposit Loan, the “Existing Indebtedness”).

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower hereunder, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Indebtedness”:  Indebtedness of any Person substantially all of the Capital Stock or other ownership interests of which is, or in respect of any business unit of any

Person, acquired after the Closing Date by Holdings or one of its Subsidiaries in connection with a Permitted Acquisition, but only to the extent such Indebtedness was outstanding prior to giving effect to such Permitted Acquisition and was not incurred in contemplation of or for purposes of consummating such Permitted Acquisition.

“Acquisition”:  as defined in the recitals to this Agreement.

“Acquisition Agreement”:  as defined in the recitals to this Agreement.

“Acquisition Documentation”:  collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, including the Boxcar Assignment.

“Addendum”:  an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Administrative Agent”:  as defined in the preamble to this Agreement.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 5.0% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Lead Arranger and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Bridge Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Bridge Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
At all times on and after the Closing Date to, but not including, the second scheduled Interest Payment Date	4.00%	3.00%
At all times on and after the second scheduled Interest Payment Date, to but not including, the third scheduled Interest Payment Date	5.00%	4.00%
At all times on and after the third scheduled Interest Payment Date	6.00%	5.00%

“Approved Fund”:  (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b) or (c) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble to this Agreement.

“Boxcar Assignment”:  a written instrument effecting the transfer of all outstanding shares of Boxcar Enterprises, Inc., a Tennessee corporation, to EPE.

“Bridge Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Bridge Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Bridge Commitment” under such Lender’s name on such Lender’s Addendum.  The original aggregate amount of the Bridge Commitments is $39,000,000.

“Bridge Lenders”:  each Lender that has a Bridge Commitment or that holds a Bridge Loan.

“Bridge Loans”:  as defined in Section 2.1.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: the occurrence of any of the following: (a) Robert F.X. Sillerman shall (i) cease to own beneficially at least 40% of the outstanding voting interests in Holdings on a fully diluted basis or (ii) transfer more than 5% of the economic interest in Holdings that are held by Robert F.X. Sillerman as of the Closing Date; (b) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (c) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); (d) the Borrower shall cease to own and control, of record and beneficially, directly, at least the percentage of the ownership interests of the Operating Companies as are owned by the Borrower as of the Closing Date free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (e) either Operating Company shall cease to own and control, of record and beneficially, directly, the percentage of each class of outstanding Capital Stock and other ownership interests of its Subsidiaries as is owned by it as of the Closing Date free and clear of all Liens (other than pursuant to a merger permitted by Section 7.4).

“CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5 shall have been satisfied, which date is February 7, 2005.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.9, 3.10, 3.11 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Bridge Commitment.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, (and provided that to the extent that all or any portion of the income of any Subsidiary or other Person is excluded from Consolidated Net Income pursuant to the definition thereof for such period or portion thereof, any amounts set forth in the following clauses (a) through (g) that are attributable to such Subsidiary or other Person shall not be included for purposes of such clauses for such period or portion thereof) the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organizational costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, and (g) any other noncash charges, noncash expenses or noncash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such noncash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.

In addition to and without limitation of the foregoing, (x) with respect to any Asset Sale or other Disposition or any Permitted Acquisition as to which the fair market value of the assets that are the subject of such Asset Sale, Disposition or Permitted Acquisition is equal to or greater than $1,000,000, for purposes of this definition, “Consolidated EBITDA” shall be calculated after giving effect to such Asset Sale, Disposition or Permitted Acquisition, on a pro forma basis for the four quarter period to which such calculation relates (including, without limitation, any Permitted Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of any such Permitted Acquisition) assuming or otherwise becoming liable for any Acquired Indebtedness in accordance with the terms of this Agreement and also including any Consolidated EBITDA attributable to the assets which are the subject of such Asset Sale, Disposition or Permitted Acquisition), in each case, occurring during such four quarter period or at any time subsequent to the last day of such four quarter period and on or prior to the date of such Asset Sale, Disposition or Permitted Acquisition, as if such Asset Sale, Disposition or Permitted Acquisition (including the assumption of or liability for any such Acquired Indebtedness) had occurred on the first day of such four quarter period, (y) “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to the reduction in compensation expense resulting from replacing the previous arrangements with Priscilla Presley with that certain Consulting Agreement, dated as of February 7, 2005, among the Borrower, Priscilla Presley and EPE and (z) “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to the exclusion of all costs and expenses incurred in connection with effecting the transactions contemplated by the Contribution Agreement.

For purposes of this definition, whenever pro forma effect is to be given to any Asset Sale, Disposition or Permitted Acquisition and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Securities and Exchange Commission, except that such pro forma calculations may include operating expense reductions for the applicable period resulting from any Permitted Acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following such Permitted Acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of such Person of any closing) of any facility, as applicable, provided that, in either case, such adjustments are reasonably satisfactory to the Administrative Agent and are set forth in an certificate signed by the Person’s chief financial officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Agreement.

“Consolidated Leverage Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Total Debt (exclusive of Indebtedness under the $3.5 million note payable by EPE to Priscilla Presley) on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) that percentage of the income (or deficit) of any Subsidiary of the Borrower equal to the percentage of Capital Stock of such Subsidiary not owned, directly or indirectly, by the Borrower, and (d) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth”:  at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries as (i) stockholders’ or members’ equity at such date or (ii)outstanding Indebtedness or payables of the Borrower or any of its Subsidiaries to Holdings permitted hereunder.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”:  as of any date of determination, each member of the board of directors of Holdings who is or was a member thereof on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other member of the board of directors of Holdings elected to the board of directors of Holdings with the approval of at least 66 2/3% of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any event or condition the occurrence of which is, or with the giving of notice or lapse of time or both would be, an Event of Default under Section 8.

“Deposit Loan”:  as defined in the recitals to this Agreement.

“Disposition”:  with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise on or prior to the date that is three months later than the final Interest Payment Date, (b) is redeemable at the sole option of the holder thereof on or prior to the date that is three months later than the final Interest Payment Date or (c) contains any repurchase obligation which may come into effect on or prior to the date that is three months later than the final Interest Payment Date.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Engagement Letter”:  the engagement letter entered into by the Lead Arranger, RFX and Robert F.X. Sillerman on December 10, 2004.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or safety or the environment, as now or may at any time hereafter be in effect.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“EPE”:  as defined in the recitals to this Agreement.

“EPE Charter”:  the Amended and Restated Charter of EPE, dated as of February 7, 2005.

“EPE Shareholders Agreement”:  the Shareholders Agreement, dated as of February 7, 2005, by and among EPE, the Borrower and the Seller.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans for which the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Existing Indebtedness”:  as defined in the recitals to this Agreement.

“Facility”:  the Bridge Commitments and the Bridge Loans made in respect thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by Holdings and the Borrower, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  Holdings, in its capacity as Guarantor under the Guaranty and Collateral Agreement and any other Person required to become a Guarantor hereunder or under the Guarantee and Collateral Agreement.

“Hazardous Substances” shall mean any material substance or waste presently listed, defined, designated or classified as hazardous, toxic or radioactive under, or otherwise regulated pursuant to, any applicable Environmental Law or by any Governmental Authority including petroleum and any derivatives or by-products thereof, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls and including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Hedge Agreements”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Hedge Agreement.

“Holdings”:  as defined in the preamble to this Agreement.

“HSR Act”:  the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all Disqualified Capital Stock issued by such Person and (k) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in the Guarantee and Collateral Agreement.

“Interest Payment Date”:  (a) May 9, 2005, August 8, 2005, November 7, 2005 and February 6, 2006 and (b) as to any optional or mandatory prepayment of the Loans, the date of such optional or mandatory prepayment.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 a.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Bridge Loans;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 7.8.

“Investor Equity Investment”:  (i) not less than $43.7 million in convertible preferred equity, common stock and warrants to purchase common stock issued by Holdings to The Huff Alternative Fund, L.P. and/or certain of its Affiliates on the terms and conditions set forth in that certain Stock Purchase Agreement, dated as of the date hereof, by and between Holdings and the investors signatory thereto, relating to the sale of 2,172,400 shares of Series A Convertible Redeemable Preferred Stock, no par value, of Holdings and the sale of 3,706,052 shares of Common Stock of Holdings to such investors and (ii) the Investor Warrants.

“Investor Warrants”:  means, collectively, the warrants to purchase an aggregate of 5,581,981 shares of common stock of Holdings pursuant to those certain warrant agreements, dated as of the date hereof, between Holdings and The Huff Alternative Fund, L.P. and/or certain of its Affiliates.

“Lead Arranger”:  as defined in the recitals to this Agreement.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“LLC”:  as defined in the recitals to this Agreement.

“LLC Operating Agreement”:  the Amended and Restated Operating Agreement of LLC, dated as of February 7, 2005, among the Borrower and the Seller.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents and the Notes.

“Loan Parties”:  each Group Member that is a party to a Loan Document, but in no event shall include EPE or LLC unless and to the extent that 100% of the outstanding Capital Stock of either or both of them is owned by the Borrower or Holdings.

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of Holdings, the Borrower, the Operating Companies and their respective Subsidiaries, taken as a whole, excluding, however, any effect attributable to (i) changes in conditions generally affecting the industries in which Holdings operates and (ii) changes in law after the Closing Date or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral.

“Material Environmental Amount”:  an amount payable by the Borrower and/or its Subsidiaries in excess of $750,000 (after taking into account any amounts paid to the Borrower or any Subsidiary of the Borrower in respect thereof pursuant to indemnity claims made by the Borrower and/or its Subsidiaries) for any violation of or liability under any Environmental Law, including, without limitation, all remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness or the making of any capital or similar contribution, the cash proceeds received from such issuance or incurrence, net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”:  as defined in Section 3.10(a).

“Non-U.S. Lender”:  as defined in Section 3.10(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Operating Companies”:  as defined in the recitals to this Agreement.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.19.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  one or more acquisitions by any Group Member of a business unit (with any associated assets) or all of the outstanding capital stock or other ownership interests (other than margin stock) of any other Person, provided that (a) any such acquisition shall be financed solely with the issuance of common or preferred stock (other than Disqualified Capital Stock) of Holdings (in the case of preferred stock, on terms reasonably satisfactory to the Administrative Agent) and no cash or Cash Equivalents shall be received in connection therewith or used to consummate such acquisition, (b) in the case of an asset acquisition, the applicable assets to be acquired are used, or, in the case of a stock acquisition, the applicable Person to be acquired is predominantly engaged, in media, entertainment or content related businesses, (c) in the case of an acquisition by the Borrower or any of its Subsidiaries, the Borrower shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to such acquisition (and a Responsible Officer of the Borrower shall have certified to such compliance), (d) in connection with any such acquisition involving a merger, Holdings, a wholly owned Subsidiary of Holdings or one of the Operating Companies shall be the surviving entity (provided that (x) if such merger involves the Borrower, the Borrower shall be the surviving entity and (y) if such merger involves any Subsidiary of the Borrower, the Borrower, an Operating Company, or a wholly owned Subsidiary of the Borrower shall be the surviving entity), (e) immediately prior, and after giving effect, to such acquisition, no Default or Event of Default shall have occurred and be continuing and (f) in the case of the acquisition of the Capital Stock or other ownership interests of another Person by the Borrower, the Borrower shall pledge such Capital Stock or other ownership interest and, to the extent that such Person is then 100% owned by the Borrower, cause such Person to become a guarantor, in each case, in accordance with the Guarantee and Collateral Agreement.

“Permitted Indebtedness”: the following types of Indebtedness:

(1)           Indebtedness of any Loan Party pursuant to any Loan Document;

(2)           Indebtedness of the Borrower to any Subsidiary (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions) and Indebtedness of any Subsidiary of the Borrower to the Borrower (provided that such Indebtedness is subordinated to the payment of the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Administrative Agent);

(3)           Indebtedness outstanding on the date hereof and listed on Schedule 1.1(a), provided that such Indebtedness representing the Meadow Oaks mortgage shall have been and shall at all times remain defeased in accordance with the terms thereof;

(4)           Indebtedness in respect of bankers’ acceptances and bid, performance and surety or appeal bonds, workers’ compensation claims and payment obligations in connection with self-insurance or similar obligations, in each case in the ordinary course of business, including guarantees or obligations of the Borrower with respect to letters of credit, issued in the ordinary course of business, supporting such obligations;

(5)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is extinguished within five Business Days of incurrence;

(6)           Hedge Agreements permitted under Section 7.12;

(7)           Indebtedness represented by guarantees by the Borrower or Holdings of Indebtedness otherwise permitted to be incurred under this Agreement;

(8)           Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets or the Capital Stock of Subsidiaries permitted by this Agreement;

(9)           Indebtedness incurred under commercial letters of credit issued for the account of a Group Member in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness), provided that any drawing under any such letter of credit is reimbursed in full within seven days;

(10)         Indebtedness of Holdings comprising “earn-out” obligations payable in connection with any Permitted Acquisition made by Holdings in an aggregate amount not to exceed 5.0% of the aggregate consideration paid by Holdings in connection with such Permitted Acquisition;

(11)         Acquired Indebtedness in an aggregate amount not to exceed $1,000,000;

(12)         Indebtedness, the proceeds of which are used to acquire assets in the ordinary course of business of Holdings or any of its Subsidiaries; provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed the lesser of (x) the purchase price or other cost of all property or equipment so acquired plus the amount of reasonable fees and expenses incurred in connection therewith and (y) $100,000;

(13)         Indebtedness consisting of intercompany loans between EPE and LLC; and

(14)         Indebtedness of the Borrower to Holdings in an amount not to exceed the aggregate amount of advances made by Holdings to the Borrower following the Closing Date, provided that such advances are evidenced by an intercompany note containing the Subordination Provisions and pledged as collateral to the Administrative Agent.

“Permitted Liens”:  the following types of Liens:

(1)           Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or the other applicable Group Member, as the case may be, in conformity with GAAP;

(2)           common law or statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen. maritime and other Liens imposed by law incurred in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(3)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(4)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5)           easements, rights-of-way, zoning and other restrictions, minor defects, imperfections or irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(6)           Liens created pursuant to the Security Documents;

(7)           any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(8)           Liens existing as of the date hereof and set forth on Schedule 1.1(b);

(9)           judgment Liens (other than with respect to judgments of a size sufficient to cause an Event of Default under this Agreement) so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10)         purchase money Liens securing Indebtedness permitted under clause (12) of the definition of “Permitted Indebtedness”; provided that (a) such Liens shall be limited to the property or equipment of the Borrower or its applicable Subsidiary actually acquired with the proceeds of such Indebtedness and (b) such Liens shall be created within 120 days of the date on which such property or equipment is acquired;

(11)         Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(12)         leases, subleases, licenses and sublicenses granted by the Operating Companies and their Subsidiaries to others that do not materially interfere with the ordinary course of business of Holdings or any of its Subsidiaries;

(13)         bankers’ Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(14)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and

(15)         Liens not otherwise permitted by this Section on the assets of the Borrower and its Subsidiaries so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $100,000 at any one time.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Pledged Notes”: as defined in the Guarantee and Collateral Agreement.

“Pro Forma Balance Sheet”:  as defined in Section 4.1(a).

“Projections”:  as defined in Section 5(f).

“Properties”:  as defined in Section 4.17(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Realty”: with respect to a Person all realty and interest in realty now or hereafter acquired or leased by such Person.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member other than such settlement or payment in respect of any Group Member’s property interest in the real property known as the Graceland Mansion; provided that any such recovery event or series of related recovery events having a value not in excess of $100,000 shall not be deemed to be a “Recovery Event” for purposes of Section 3.2(b).

“Reference Lender”:  Bear Stearns Corporate Lending Inc.

“Register”:  as defined in Section 10.6(b)(iv).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the applicable Group Member in connection therewith that are not applied to prepay the Bridge Loans pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Recovery Event in respect of which the applicable Group Member and the other applicable parties have elected pursuant to the terms of any material contract or agreement to use the Net Cash Proceeds from such Recovery Event to repair or replace the assets which were the subject of such Recovery Event and as to which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer certifying that no Event of Default has occurred and is continuing and that the applicable Group Member and the other applicable parties have elected pursuant to the terms of any material contract or agreement to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to repair or replace the assets which were the subject of such Recovery Event.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to repair or replace the assets which were the subject of the relevant Recovery Event.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, repair or replace the assets which were the subject of the relevant Recovery Event with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the funding of the Bridge Loans, the Bridge Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Bridge Loans then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“RFX”:  as defined in the recitals to this Agreement.

“RFX Warrants”:  means, collectively, the warrants to purchase an aggregate of 20,486,815 shares of common stock of Holdings issued to RFX pursuant to those certain warrant agreements, dated as of the date hereof, between Holdings and RFX.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller”:  as defined in the recitals to this Agreement.

“Seller Preferred Equity”:  approximately $21.9 million in convertible preferred equity issued by Holdings to Lisa Marie Presley on the terms and conditions set forth in the Certificate of Designation in respect thereof, dated February 7, 2005.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sponsor Equity”:  not less than $3.0 million in equity contributions by RFX.

“Subordination Provisions”:  the subordination provisions attached hereto as Exhibit J.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Transferee”:  any Assignee or Participant.

“Trust”:  the Promenade Trust, a grantor trust created under the laws of Tennessee, pursuant to the Second Restated and Amended Trust Agreement, dated December 15, 2004, by and among Barry Siegel and Gary Hovey, as Co-Trustees, and Beneficiary.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Warrants”:  collectively, the Investor Warrants and the RFX Warrants.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2.          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)  The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full in cash, in immediately available funds, of all the Obligations.

SECTION 2.  AMOUNT AND TERMS OF BRIDGE COMMITMENTS

2.1.          Bridge Commitments.  Subject to the terms and conditions hereof, each Bridge Lender severally agrees to make a bridge loan (a “Bridge Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Bridge Commitment of such Lender.  The Bridge Loans from time to time may be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

2.2.          Procedure for Bridge Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Bridge Lenders make the Bridge Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Bridge Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Bridge Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Bridge Loan or Bridge Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Bridge Lenders in immediately available funds.

2.3.          Repayment of Bridge Loans.  The outstanding principal amount of the Bridge Loans (inclusive of any interest capitalized pursuant to Section 3.5(e)) shall mature and be payable in full on February 6, 2006.  The final repayment of the Bridge Loans, whether at maturity, prepayment or upon an acceleration thereof, shall be accompanied by a premium equal to 1.0% of the principal amount of Bridge Loans (exclusive of any interest capitalized pursuant to Section 3.5(e)) outstanding as of the date of such repayment.

SECTION 3.  GENERAL PROVISIONS APPLICABLE TO LOANS

3.1.          Optional Prepayments.  (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 a.m., New York City time, on the date of prepayment in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Bridge Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b)  Each and every optional prepayment in respect of the Bridge Loans under this Section 3.1 shall be accompanied by a prepayment premium equal to 1.0% of the principal amount of such prepayment (exclusive, to the extent applicable, of any interest capitalized pursuant to Section 3.5(e)) as provided in Section 2.3 and shall not require the payment of any other premium or penalty.

3.2.          Mandatory Prepayments.  (a)  If any Capital Stock (other than the Warrants or any Capital Stock issued in respect of the exercise of any Warrants) or Indebtedness (other than Permitted Indebtedness) shall be issued or incurred by any Group Member or any Group Member shall otherwise receive any other capital or similar contribution , an amount equal to 100% of the Net Cash Proceeds thereof, if any, shall be applied on the date of such issuance or incurrence toward the prepayment of the Bridge Loans as set forth in Section 3.2(d), other than the Net Cash Proceeds of any exercise of the RFX Warrants by RFX or any of its members to the extent such amounts are contributed to EPE, LLC or Seller in accordance with Section 8(o).

(b)  If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless, in the case of a Recovery Event, a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Bridge Loans as set forth in Section 3.2(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Bridge Loans as set forth in Section 3.2(d).

(c)  Upon the occurrence of a Change of Control, the Borrower shall prepay the entire principal amount of the Bridge Loans then outstanding (inclusive of any interest capitalized pursuant to Section 3.5(e)).

(d)  Amounts to be applied in connection with prepayments made pursuant to this Section 3.2 shall be applied to the prepayment of the Bridge Loans, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each prepayment of the Bridge Loans under this Section 3.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)  Each and every mandatory prepayment in respect of the Bridge Loans under this Section 3.2 shall be accompanied by a prepayment premium equal to 1.0% of the principal amount of such prepayment (exclusive, to the extent applicable, of any interest capitalized pursuant to Section 3.5(e)).

3.3.          Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 a.m., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. If the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. So long as no Event of Default has occurred and is continuing, if the Borrower requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

3.4.          Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

3.5.          Interest Rates and Payment Dates.

(a)  Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof (inclusive of any interest capitalized pursuant to Section 3.5(e)) for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)  Each Base Rate Loan shall bear interest on the outstanding principal amount thereof (inclusive of any interest capitalized pursuant to Section 3.5(e)) at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or any portion of the principal amount of any Loan (inclusive of any interest capitalized pursuant to Section 3.5(e)) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount (inclusive of any interest capitalized pursuant to Section 3.5(e)) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan (inclusive of any interest payable on any interest capitalized pursuant to Section 3.5(e)) or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment). In addition, during the continuance of a Default or Event of Default, all Obligations (whether or not overdue) shall bear interest at the rates(s) specified in the preceding sentence.

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section 3.5 shall be payable from time to time on demand.

(e)  Notwithstanding the foregoing, at such times as no Default or Event of Default shall have occurred and be continuing, at the election of the Borrower by written notice to the Administrative Agent not less than three Business Days prior to the applicable Interest Payment Date, any interest payable in excess of (i) the Eurodollar Rate plus 4.00%, in the case of Eurodollar Loans, or (ii) the Base Rate plus 3.00%, in case of Base Rate Loans, shall be capitalized and added to the principal amount of the Loan to which such interest relates.  Any such amount so capitalized shall bear interest as provided in Section 3.5 and shall be payable as provided in Section 2.3 and Section 3.2.

3.6.          Computation of Interest and Fees.

(a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.  Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

3.7.          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

3.8.          Pro Rata Treatment and Payments.

(a)  Each borrowing by the Borrower from the Lenders shall be made pro rata according to the respective Aggregate Exposure Percentages of the relevant Lenders.

(b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Bridge Loans shall be made pro rata according to the respective outstanding principal amounts of the Bridge Loans then held by the Bridge Lenders.  Amounts prepaid on account of the Bridge Loans may not be reborrowed.

(c)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.

(e)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

3.9.          Requirements of Law.

(a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 (including Non-Excluded Taxes not subject to indemnification under Section 3.10) and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)  A certificate as to any additional amounts payable pursuant to this Section 3.9 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 3.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 3.9 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 3.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.10.        Taxes.

(a)  All payments made under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent, Lender or Participant as a result of a present or former connection between such Agent, Lender or Participant and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent, Lender or Participant having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent, Lender or Participant hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent, Lender or Participant (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender or Participant with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s or Participant’s failure to comply with the requirements of paragraph (d) or (e) of this Section 3.10 or (ii) that are United States withholding taxes imposed on amounts payable to such Lender or Participant at the time such Lender or Participant becomes a party to this Agreement, except to the extent that such withholding is newly imposed or increased as a result of a change in law effective after the date of this Agreement.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)  Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8IMY and/or Form W-8BEN (claiming benefits of an applicable tax treaty) or Form W-8ECI, as applicable (or successor form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower in writing at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.  Each Lender that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(e)  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)  If any Agent, Lender or Participant determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent, Lender or Participant, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  Each Lender or Participant, as applicable, shall indemnify the Borrower for any losses resulting from any false, inaccurate or untrue statements provided pursuant to paragraphs (d) or (e) of this Section 3.10.

(g)  The agreements in this Section 3.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h)  For purposes of this Section 3.10, in the case of any Lender that is a treated as a partnership for U.S. federal income tax purposes, any Non-Excluded Taxes or Other Taxes required to be deducted and withheld by such Lender with respect to payments made by the Borrower under any Loan Document shall be treated as Non-Excluded Taxes or Other Taxes required to be deducted by the Borrower, but only to the extent such Non-Excluded Taxes or Other Taxes would have been required to be deducted and withheld by the Lender if the Lender were treated as a corporation for U.S. federal income tax purposes making such payments under the Loan Documents on behalf of the Borrower.

3.11.        Indemnity.  Holdings and the Borrower jointly and severally agree to indemnify each Lender and each Agent and to hold each Lender and each Agent harmless from any loss or expense (but excluding any loss of anticipated profits) that such Lender or such Agent may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.

This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.12.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9, 3.10(a) or 3.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9, 3.10(a) or 3.15.

3.13.        Replacement of Lenders.  The Borrower may replace, with a replacement financial institution reasonably satisfactory to the Administrative Agent, any Lender that (a) requests payment of any amounts payable under Section 3.9, 3.10(a) or 3.15 or (b) defaults in its obligation to make Loans hereunder, but, in each case, only if (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9, 3.10(a) or 3.15, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

3.14.        Evidence of Debt.

(a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Bridge Loans of such Lender, substantially in the form of Exhibit G, with appropriate insertions as to date and principal amount.

3.15.        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

4.1.          Financial Condition.

(a)  The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2004 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at September 30, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)  The audited consolidated balance sheets of the Operating Companies and their respective Subsidiaries as at December 31, 2001, December 31, 2002, December 31, 2003 and September 30, 2004, and the related combined statements of changes in net assets and cash flows for the ninth month period ended September 30, 2004 and the years ended December 31, 2001, December 31, 2002 and December 31, 2003, reported on by and accompanied by an unqualified report from Deloitte & Touche, present fairly the consolidated financial condition of the Operating Companies and their respective Subsidiaries as at such dates, and the consolidated results of their respective operations and their respective consolidated cash flows for the respective months and years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed in their reports thereon).  No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2003 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property (other than pursuant to the Acquisition Documentation).

4.2.          No Change.  Since September 30, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.          Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.          Power; Authorization; Enforceable Obligations.  Each Group Member has the power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and the Acquisition Documentation to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Group Member has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and the Acquisition Documentation to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition (or the other transactions contemplated thereby) and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents or of the Acquisition Documentation, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19.  Each Loan Document and the Acquisition Documentation has been duly executed and delivered on behalf of each Group Member party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6.          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or the Acquisition Documentation or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7.          No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8.          Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.  None of the Pledged Equity Interests is subject to any Lien except for Liens permitted by Section 7.3.

4.9.          Intellectual Property.

(a)  Each Group Member owns, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted.

(b)  All Intellectual Property material to the conduct of its business as currently conducted and owned by each Group Member is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(c)  The rights of each Group Member in or to the Intellectual Property owned by such Group Member do not infringe upon, misappropriate, or otherwise violate the rights of any third party, and no claim has been asserted that the use of such Intellectual Property does or may infringe upon, misappropriate or otherwise violate the rights of any third party, in either case, which infringement, misappropriation or violation could reasonably be expected to have a Material Adverse Effect.  To the knowledge of any Group Member, there is currently no infringement, misappropriation or unauthorized use of any item of Intellectual Property owned by any Group Member that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)  No action or proceeding is pending, or, to the knowledge of any Group Member, threatened, on the date hereof (1) seeking to limit, cancel or question the validity of any Intellectual Property material to the conduct of its business as currently conducted or a Group Member’s ownership interest therein, or (2) which, if adversely determined, would have a Material Adverse Effect.

(e)  No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or rights in, any Group Member’s Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.  No Group Member is aware of any uses of any item of Intellectual Property owned by such Group Member that could reasonably be expected to lead to such item becoming invalid or unenforceable including, without limitation, unauthorized uses by third parties, which uses, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)  Each Group Member has made all filings and recordations necessary to adequately protect its ownership interest in its United States Intellectual Property and material non-United States Intellectual Property owned by such Group Member including, without limitation, recordation of its interests in the Trademarks owned by such Group Member with the United States Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights owned by such Group Member with the United States Copyright Office and in international copyright offices.

(g)  Each Group Member has performed all acts, including any transfers or assignments, necessary to ensure that all rights of publicity to use the name and likeness of Elvis Presley will, after consummation of the transactions referenced in the recitals hereto, be owned and controlled by Borrower.

4.10.        Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or their Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of

Holdings and the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge other than those permitted pursuant to Section 7.3.  No Loan Party and no Subsidiary thereof intends to treat the Loan, the Acquisition, or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).

4.11.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12.        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13.        ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could reasonably be expected to adversely affect such qualified status.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA that would reasonably be expected to cause a Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.  Neither the Borrower nor any of its Subsidiaries has any liability with respect to any employee benefit plan that is not subject to the laws of the United States or a political subdivision thereof that could reasonably be expected to result in a Material Adverse Effect.

4.14.        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15.        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization or formation of each Subsidiary of Holdings and the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

4.16.        Use of Proceeds.  The proceeds of the Bridge Loans shall be used to finance a portion of the Acquisition, to pay related fees and expenses, to refinance a portion of the Existing Indebtedness (including the Deposit Loan) and for general corporate purposes.

4.17.        Environmental Matters.  Except as, individually, could not reasonably be expected to cause Holdings, the Borrower or any of its Subsidiaries to incur liability in excess of a Material Environmental Amount, or, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)  to the knowledge of Holdings and the Borrower, the facilities and properties owned, leased or operated by Holding or the Borrower (the “Properties”) do not contain, and to the knowledge of Holdings or the Borrower, have not previously contained, any Hazardous Substances in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)  to the knowledge of Holdings and the Borrower, no Group Member has received any notice, actual or threatened, of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”);

(c)  to the knowledge of Holdings and the Borrower, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(d)  to the knowledge of Holdings and the Borrower, there has been no release or threat of release of Hazardous Substance at or from the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(e) (i) to the knowledge of Holdings and the Borrower, there is not now, nor has there been previously, located on any of the Properties any: (A) underground storage tanks, as defined under any Environmental Law, or (B) areas or vessels used or intended for the treatment, storage or disposal of Hazardous Substances; and (ii) to the knowledge of Holdings and the Borrower, no Group Member has transported, or arranged for the transport, storage, treatment or disposal, by contract, agreement or otherwise, of any Hazardous Substances at, on, under or to any of the Properties or any location including any location used for the treatment, storage or disposal of Hazardous Substances, other than de minimis quantities used in connection with the Business in accordance with all Environmental Laws; and

(f)  to the knowledge of Holdings and the Borrower, each Group Member is in compliance with all Environmental Permits with respect to the Business and the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no contamination in violation of, or that is reasonably likely to give rise to liability under, any Environmental Law at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

4.18.        Accuracy of Information, etc.  No statement or information, other than the Projections and pro forma financial information, contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein taken as a whole not misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  As of the date hereof, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in the other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19.        Security Documents.  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof.  In the case of the Pledged Equity Interests described in the Guarantee and

Collateral Agreement, when certificates representing such Pledged Equity Interests and related transfer powers are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19 to the extent that a security interests therein can be perfected by the filing of a financing statement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.3).

4.20.        Solvency.  Each Group Member is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21.        Senior Indebtedness.  The Obligations constitute senior indebtedness of the Borrower and the Guarantor.

4.22.        Certain Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Agreement and the related Acquisition Documentation, including any amendments, supplements or modifications with respect thereto.

4.23.        Foreign Assets Control Regulations and Anti-Money Laundering.  (a) Neither the making of Loans under this Agreement nor the use of the proceeds thereof shall cause the Borrower or any Subsidiary of the Borrower to violate any material provision of the U.S. Bank Secrecy Act, as amended, and any applicable regulations thereunder or any of the sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the United States Department of Treasury, any regulations promulgated thereunder by OFAC or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Borrower nor any Subsidiary of the Borrower (i) is a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 200l Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) knowingly engages in any dealings or transactions prohibited by such Section 2 of such executive order, or is otherwise knowingly associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(b)           The Borrower and its Subsidiaries are in compliance, in all material respects, with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.  No part of the proceeds of the Loans hereunder will knowingly be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.  CONDITIONS PRECEDENT

The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date (but in any event no later than February 28, 2005), of the following conditions precedent:

(a)  Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) this Agreement executed and delivered by each Agent, Holdings and the Borrower and, in the case of the Lenders, an Addendum, (ii) the Guarantee and Collateral Agreement, executed and delivered the Guarantor and the Borrower and (iii) an Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b)  Acquisition, etc.  The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Administrative Agent:

(i)            the Acquisition shall have been consummated in accordance with the terms of the Acquisition Documentation (and no provision thereof shall have been amended, waived or otherwise modified in a manner adverse to RFX, Holdings, the Borrower or the Lenders without the prior consent of the Administrative Agent);

(ii)           Holdings shall have received at least $43.7 million from the proceeds of the Investor Equity Investment and at least $3.0 million from the proceeds of the Sponsor Equity;

(iii)          Holdings shall have issued approximately $21.9 million in the form of Seller Preferred Equity;

(iv)          at least $5.0 million in proceeds from the exercise of the RFX Warrants shall have been received by Holdings and at least $1.0 million of such proceeds shall have been contributed by Holdings to the Borrower;

(v)           the Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall have been paid and shall not exceed $7.7 million (which amount may include the reimbursement and payment of certain third-party costs and expenses of FXM, Inc. prior to the Closing Date in an amount not to exceed $1.5 million and the reimbursement to FXM, Inc. of corporate overhead expenses incurred prior to the Closing Date in an amount not to exceed $1.2 million); and

(vi)          (i) the Administrative Agent shall have received satisfactory evidence that all Existing Indebtedness shall have been terminated and all amounts thereunder shall have been paid in full (or, with respect to the approximately $4.26 million mortgage in respect of the Meadow Oaks Apartment complex, defeased in accordance with the terms thereof) and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(c)  [Reserved].

(d)  Financial Covenants.  The Administrative Agent shall have received a certificate of a Responsible Officer certifying that, after giving effect to the Acquisition (including the payment of all fees and expenses incurred in connection therewith), (i) the pro forma Consolidated EBITDA of the Borrower for the four fiscal quarter period ended September 30, 2004 is equal to or greater than $9.50 million, (ii) the pro forma Consolidated Leverage Ratio of the Borrower for the four fiscal quarter period ended September 30, 2004 is less than 4.0 to 1.0 and (iii) cash and Cash Equivalents of the Borrower and the Operating Companies is equal to or greater than $500,000.

(e)  Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received (i) the Pro Forma Balance Sheet and (ii) audited consolidated financial statements of the Operating Companies and their respective Subsidiaries for the 2001, 2002 and 2003 fiscal years and for the nine month period ended September 30, 2004.

(f)  Business Plan and Projections.  The Administrative Agent shall have received and shall be satisfied with a business plan and financial projections (the “Projections”) for each fiscal quarter in 2005.

(g)  Approvals.  All governmental and third party approvals (including HSR Act approval and other consents) necessary, or in the reasonable discretion of the Administrative Agent, advisable in connection with the Acquisition, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect (including shareholder approvals), and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

(h)  Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions designated by the Administrative Agent, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(i)  Environmental Reports.  The Administrative Agent shall have received copies of the environmental reports listed on Schedule 5(i).

(j)  Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel and excluding corporate overhead and other non out-of-pocket expenses), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(k)  Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including, without limitation, the formation documents and a good standing certificate of each Group Member certified by the relevant authority of the jurisdiction of organization of such Group Member.

(l)  Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)            the legal opinion of Paul, Hastings, Janofsky and Walker LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1;

(ii)           each legal opinion delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders (including, without limitation, the legal opinion of Glankler Brown, PLLC with regard to certain intellectual property matters);

(iii)          the legal opinions (and reliance letters, if applicable) of Proskauer Rose and Greenberg Traurig in respect of the Acquisition; and

(iv)          the legal opinion of local counsel in Colorado, substantially in the form of Exhibit E-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement, and otherwise be in such form and of such substance, as the Administrative Agent may reasonably require.

(m)  Pledged Equity Interests; Transfer Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated transfer power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(n)  Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(o)  Solvency Certificate.  The Administrative Agent shall have received and shall be reasonably satisfied with a solvency certificate of the chief financial officer of Holdings substantially in the form of Exhibit I, which shall document the solvency of the Borrower and its Subsidiaries (on a consolidated basis) and each Operating Company and its respective Subsidiaries (on a consolidated basis), in each case, after giving effect to the Acquisition and other transactions contemplated hereby.

(p)  No Default; Representations; Officer’s Certificate.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.  The Administrative Agent shall have received a certificate executed on behalf of the Borrower by the chief executive officer of the Borrower certifying (i) as to the accuracy of the representations and warranties of the Borrower in the Acquisition Documentation and the Loan Documents and (ii) that since September 30, 2004 no event has occurred, that alone or in connection with other events, could reasonably be expected to have a Material Adverse Effect.

(q)  Insurance.  The Administrative Agent shall be satisfied with the insurance program to be maintained by the Borrower and its Subsidiaries after giving effect to the Acquisition and shall have received insurance certificates reasonably satisfactory to the Administrative Agent.

(r)  Miscellaneous.  The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

SECTION 6.  AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Bridge Commitments remain in effect or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall and shall cause each other Group Member to:

6.1.          Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)  as soon as available, but in any event within 90 days after the end of the 2004 fiscal year of the Operating Companies, a copy of the audited consolidated balance sheet of the Operating Companies and their respective consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with calculations demonstrating that the Borrower is compliance with the financial covenants set forth in Section 7.1, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing;

(b)  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, together with calculations demonstrating that the Borrower is compliance with the financial covenants set forth in Section 7.1, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)  as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except for regular year-end adjustments).

6.2.          Certificates; Other Information.  Furnish to the Administrative Agent and each Lender:

(a)  concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to the financial covenants set forth in Section 7.1, except as specified in such certificate;

(b)  concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a certificate of a Responsible Officer of the Borrower setting forth the amount and type of each payment made during such period pursuant to Sections 7.6(b), (c) and (e), and (iii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any

Loan Party and a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c)  if the Borrower is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(d)  no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Acquisition Documentation;

(e)  within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(f)  as soon as possible and in any event within 5 days of obtaining knowledge thereof:  notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that could reasonably be expected to result in the payment by Holdings, the Borrower or any of its Subsidiaries of a Material Environmental Amount; and

(g)  promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

6.3.          Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4.          Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5.          Maintenance of Property; Insurance.  (a)  Keep all property useful and used in the ordinary course of its business in good working order and condition, ordinary wear and tear excepted, or replace or substitute such property as necessary, except where the failure to keep such property in good working order or replace such property could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all property useful and used in the ordinary course of its business in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are insured against as of the date hereof or as are otherwise required to be maintained under any material contract or agreement or other requirement applicable to the Borrower, in each case, except where the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect.

6.6.          Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, during normal business hours, from time to time upon three Business Days’ prior notice (unless an Event of Default shall have occurred and be continuing, in which case, no such notice shall be required), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that all such visits shall be arranged through the Administrative Agent, which shall use reasonable efforts to coordinate such visits so as to minimize the total number thereof, and any officer of any of the Group Members, if it so chooses, may be present at such visit (except to the extent that such visit involves discussions with such Group Member’s independent accountants or auditors and the Administrative Agent has requested that such officer or officers not be present).  Physical access to any of the properties of any Group Member shall be governed by the rules, policies and procedures of such property relating to visits thereto by the public.

6.7.          Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)  the occurrence of any Default or Event of Default;

(b)  any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)  any litigation or proceeding affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)  the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any

Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Group Member proposes to take with respect thereto.

6.8.          Intellectual Property.

(a)  [Reserved].

(b)  Consistent with past practices (i) continue to use each material Trademark in a manner that maintains such Trademark in full force free from any claim of abandonment for non-use, and (ii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law.

(c)  Notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Group Member’s ownership of, or the validity of, any Intellectual Property or such Group Member’s right to register the same or to own and maintain the same, unless such forfeiture, abandonment or dedication or such adverse determination or development could not reasonably be expected to cause a Material Adverse Effect or constitute an Event of Default.

(d)  Whenever a Loan Party, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Loan Party shall report such filing to the Administrative Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs.  Upon request of the Administrative Agent, such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Agents’ and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby.

(e)  Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright

Office or any similar office or agency in any other country or group of countries or any political subdivision of any of the foregoing, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(f)  In the event that any material Intellectual Property of a Group Member is infringed, misappropriated or diluted by a third party, such Group Member shall (i) take such actions as such Group Member shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

6.9.          Environmental Laws.

(a)  Comply in all material respects with, and use commercially reasonable efforts to cause all tenants and subtenants, if any, to comply in all material respects with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material Environmental Permits.

(b)  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10.        Additional Collateral, etc.   (a)  With respect to any property acquired after the Closing Date by the Borrower or any wholly owned Subsidiary thereof (other than any property described in paragraph (b) below) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (subject to Liens on assets other than Capital Stock permitted under Section 7.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and the delivery of certificates and transfer powers in respect of any newly formed or acquired Subsidiary.

(b)  With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the

Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)  With respect to any new domestic wholly owned first tier Subsidiary created or acquired after the Closing Date by the Borrower (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that becomes a wholly owned first tier Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.11.        Use of Proceeds.  Use the proceeds of the Loans only for the purposes specified in Section 4.16.

6.12.        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, each of Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from Holdings, the Borrower or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 7.  NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Bridge Commitments remain in effect or any Loan or other amount is owing to any Lender or Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any Group Member to, directly or indirectly:

7.1.          Financial Condition Covenants.

(a)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio of the Borrower for any period of four consecutive fiscal quarters ended December 31, 2004 or for any period of four consecutive fiscal quarters ending with any fiscal quarter during 2005 to exceed 4.00 to 1.00.

(b)           Minimum Consolidated EBITDA.  Permit the Consolidated EBITDA of the Borrower for any period of four consecutive fiscal quarters ended December 31, 2004 or for any period of four consecutive fiscal quarters ending with any fiscal quarter during 2005 to be less than $9,500,000.

(c)           Minimum Consolidated Net Worth.  Permit Consolidated Net Worth at any time to be less than $65,000,000.

(d)           Minimum Liquidity.  Permit cash and Cash Equivalents of the Borrower, the Operating Companies and their respective consolidated Subsidiaries in the aggregate at any time to be less than $500,000.

7.2.          Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except for Permitted Indebtedness.

7.3.          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for Permitted Liens.

7.4.          Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any Subsidiary of the Borrower (provided that, with respect to any such merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving corporation);

(b)  Holdings may be merged or consolidated with or into any Subsidiary of Holdings (other than the Borrower) for the purpose of changing the jurisdiction of domicile of Holdings provided that the surviving entity shall be required to assume all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party in a manner reasonably satisfactory to the Administrative Agent;

(c)  any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower and any Subsidiary of any Operating Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or an Operating Subsidiary; and

(d)  in connection with a Permitted Acquisition, any Person that is the subject of such Permitted Acquisition may be merged or consolidated with or into the Borrower or any Subsidiary of the Borrower (provided that the Borrower or the applicable Subsidiary of the Borrower shall be the continuing or surviving corporation).

7.5.          Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of the Borrower or any of its Subsidiaries, issue or sell any shares of the Borrower’s or such Subsidiary’s Capital Stock to any Person, except:

(a)  the Disposition of obsolete or worn out property in the ordinary course of business;

(b)  the sale of inventory or licensing of Intellectual Property in the ordinary course of business;

(c)  Dispositions permitted by Section 7.4(b);

(d)  the sale or issuance of any Subsidiary’s Capital Stock to the Borrower; and

(e)  the sale or Disposition of immaterial assets with an aggregate fair market value not to exceed $150,000.

7.6.          Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary may make Restricted Payments to the Borrower, to any Wholly Owned Subsidiary of the Borrower or to any of the Operating Companies and (ii) any Operating Company may make Restricted Payments to the Borrower and the other holders of its Capital Stock in respect of their proportionate ownership of such Operating Company;

(b)  so long as no Default under Section 8(a) and no Event of Default shall have occurred and be continuing or would result therefrom (including the requirement that the Borrower and the Operating Companies maintain cash and Cash Equivalents of at least $500,000), the Borrower may pay dividends to Holdings to permit Holdings to pay any required dividend in respect of the Seller Preferred Equity;

(c)  so long as no Default under Section 8(a) and no Event of Default shall have occurred and be continuing or would result therefrom (including the requirement that the Borrower and the Operating Companies maintain cash and Cash Equivalents of at least $500,000), the Borrower may pay dividends to Holdings to reimburse Holdings for (i) out-of-pocket expenses incurred in connection with compliance by Holdings and the Borrower with the Sarbanes-Oxley Act of 2002 and corporate overhead expenses and management services in the ordinary course of business in an aggregate amount not to exceed $1.75 million during any fiscal quarter after the Closing Date, provided that to the extent such reimbursement is less than $1.75 million in any fiscal quarter, the Borrower may carry forward such difference to any subsequent fiscal quarter (it being understood that any future payments made in excess of $1.75 million in any subsequent fiscal quarter shall reduce the amount of the amount so carried forward) and (ii) any taxes that are due and payable by Holdings and the Borrower as part of a consolidated or combined group in an amount not to exceed the lesser of (x) the relevant amount of any taxes (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group) at the rate applicable to Holdings as part of a consolidated or combined group with the Borrower, taking into account any carryovers or carrybacks of tax attributes (such as operating losses) of the Borrower and such Subsidiaries from other taxable years and (y) the net amount of the relevant tax that Holdings actually owes to the appropriate taxing authority; provided that any such payment in respect of taxes received by Holdings shall be paid over to the appropriate taxing authority within 60 days of Holdings’ receipt of such payments or shall be refunded to the Borrower;

(d) (i) the LLC (and, to the extent required, the Borrower) may pay dividends to the Trust pursuant to the LLC Operating Agreement as in effect on the date hereof, and (ii) EPE (and, to the extent required, the Borrower) may pay dividends to the Trust in accordance with the terms of the EPE Shareholders Agreement, in each case, as in effect on the date hereof; and

(e)  Holdings may pay amounts to FXM, Inc. in an aggregate amount not to exceed $2.7 million (inclusive of any amounts paid to FXM, Inc. pursuant to clause (v) of Section 5(b) on the Closing Date), of which up to $1.2 million (inclusive of any amounts paid to FXM, Inc. pursuant to clause (v) of Section 5(b) on the Closing Date) may be used to reimburse FXM, Inc. for certain third-party costs incurred prior to the Closing Date and up to $1.5 million (inclusive of any amounts paid to FXM, Inc. pursuant to clause (v) of Section 5(b) on the Closing Date) may be used to reimburse FXM, Inc. for certain corporate overhead expenses incurred prior to the Closing Date; provided, however, that, in each case, such payments shall have been made within forty-five (45) days of the Closing Date.

7.7.          Capital Expenditures.  Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $1,000,000, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount and (c) Capital Expenditures consisting of Permitted Acquisitions.

7.8.          Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)  extensions of trade credit in the ordinary course of business;

(b)  Investments in cash and Cash Equivalents;

(c)  loans and advances to employees, directors and officers of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding;

(d)  the Acquisition;

(e)  Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)  intercompany Investments by any Group Member in the Borrower (provided that such Investments that consist of intercompany Indebtedness shall be subordinated to the Obligations in accordance with the Subordination Provisions and the notes issued in respect thereof have been pledged to the Administrative Agent, unless, in the case of the requirement to pledge such notes, such notes run in favor of a Subsidiary that is not a Guarantor) and Investments by the Borrower in any of its Subsidiaries consisting of intercompany Indebtedness (provided that the notes evidencing such intercompany Indebtedness shall have been pledged to the Administrative Agent);

(g)  Investments under Hedge Agreements entered into in the ordinary course of a Group Member’s business and not for speculative purposes and otherwise in compliance with this Agreement;

(h)  Investments in securities of trade creditors, licensors, licensees or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(i)  Investments represented by guarantees that are otherwise permitted under this Agreement;

(j)  Permitted Acquisitions; and

(k)  Investments consisting of intercompany loans between EPE and LLC.

7.9.          Optional Payments and Modifications of Indebtedness.  (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness (other than prepayments of the Bridge Loans in accordance with the terms of this Agreement), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness other than the Bridge Loans (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Seller Preferred Equity or the Investor Equity Investment (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee).

7.10.        Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings or the Borrower) unless such transaction is (a) set forth on Schedule 7.10, (b) otherwise permitted under this Agreement or (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11.        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12.        Hedge Agreements.  Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.13.        Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.14.        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than this Agreement and the other Loan Documents.

7.15.        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) applicable law or any rule, regulation or order, (iii) customary non-assignment provisions or restrictions on cash or other deposits contained in any contract or any lease governing a leasehold interest of any Group Member, (iv) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien, (v) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Agreement to any Person pending the closing of such sale (vi) customary provisions in joint venture agreements and other similar agreements entered into by Holdings or one of its Subsidiaries (other than the Borrower or any of its Subsidiaries), in each case, relating solely to the respective joint venture or similar entity or the equity interests therein and entered into in the ordinary course of business, (vii) purchase money obligations (including any capitalized lease obligations) relating to property acquired in the ordinary course of business, or (viii) restrictions imposed under the LLC Operating Agreement, the EPE Charter and the EPE Shareholders Agreement, in each case, as in effect on the date hereof.

7.16.        Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

7.17.        Certain Amendments.  Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of (a) the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Group Members or the Lenders with respect thereto, (b) any Group Member’s organizational documents or (c) the Acquisition Documentation or any other material agreement, in each case, except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect.

7.18.        Accounting Changes.  Permit, or cause any of its Subsidiaries to make or permit, any material change in its accounting policies or reporting practices, except as may be required by or permitted under GAAP.

7.19.        Intellectual Property.

(a)  Knowingly perform any act or knowingly instruct or authorize its licensees to perform any act whereby any material Intellectual Property may become forfeited, abandoned or dedicated to the public.

(b)  Knowingly perform any act or knowingly instruct or authorize its licensees to perform any act that uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

7.20.        Hazardous Substances.  Knowingly permit, or cause any of its Subsidiaries to knowingly permit, any Hazardous Substances to be brought on to or located on any of the Properties, except in compliance in all material respects with, and in a manner not reasonably likely to lead to any liability pursuant to, all applicable Environmental Laws only in such quantities and types as reasonably needed to conduct the Business.  If any such Hazardous Substance is brought by any Group Member or found located thereon due to the actions of any Group Member in violation of this Section 7.20, the Borrower shall diligently undertake all removal, remedial and other response actions required under applicable Environmental Laws.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT ALL MATERIALS OF ENVIRONMENTAL CONCERN HANDLING PRACTICES AND ENVIRONMENTAL PRACTICES AND PROCEDURES ARE THE SOLE RESPONSIBILITY OF SUCH LOAN PARTY AND ITS SUBSIDIARIES.  EACH LOAN PARTY FURTHER ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER IS AN ENVIRONMENTAL CONSULTANT, ENGINEER, INVESTIGATOR OR INSPECTOR OF ANY TYPE WHATSOEVER.  NO ACT (OR DECISION NOT TO ACT) OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL GIVE RISE TO ANY OBLIGATION OR LIABILITY ON THE PART OF THE ADMINISTRATIVE AGENT OR ANY LENDER WITH RESPECT TO ENVIRONMENTAL MATTERS OR PURSUANT TO ENVIRONMENTAL LAWS.  IN NO EVENT SHALL ANY INFORMATION OBTAINED FROM THE ADMINISTRATIVE AGENT OR ANY LENDER OR THEIR RESPECTIVE EMPLOYEES, REPRESENTATIVES OR AGENTS PURSUANT TO THIS AGREEMENT OR ANY LOAN DOCUMENT CONCERNING THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR THE BUSINESS OF ANY LOAN PARTY OR ANY SUBSIDIARY OF ANY LOAN PARTY BE CONSIDERED BY ANY LOAN PARTY OR ANY SUBSIDIARY OF ANY LOAN PARTY (OR ANY OTHER RECIPIENT OF SUCH INFORMATION) AS CONSTITUTING LEGAL OR ENVIRONMENTAL CONSULTING, ENGINEERING, INVESTIGATING OR INSPECTING ADVICE, AND NEITHER LOAN PARTY NOR ANY SUBSIDIARY OF ANY LOAN PARTY (NOR ANY OTHER RECIPIENT OF SUCH INFORMATION) SHALL RELY ON SAID INFORMATION.  THE RESPONSIBILITY FOR COMPLIANCE WITH ENVIRONMENTAL LAWS WITH RESPECT TO THE PROPERTIES OR BUSINESS RESTS SOLELY WITH EACH LOAN PARTY AND ITS SUBSIDIARIES.  NOTHING IN THIS SECTION 7.20 SHALL LIMIT ANY RIGHTS THAT ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES MY HAVE TO SEEK CONTRIBUTION OR ALLOCATE RESPONSIBILITY PURSUANT TO ENVIRONMENTAL LAW FROM ANY THIRD PARTY (OTHER THAN ANY SECURED PARTY).

SECTION 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)  the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Sections 6.4(a)(i), 6.7(a) or 7 of this Agreement or Sections 5.4 or 5.7(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice shall be given promptly at the request of any Lender); or

(e)  any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $500,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (ii) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (ii) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)  one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)  any of the Security Documents shall cease, for any reason other than as set forth in Section 10.14, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents covering Collateral having a fair market value in excess of $250,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)  the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)  Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the Borrower; or

(l)  Holdings or the Borrower shall have breached any of their respective obligations under the Engagement Letter; or

(m)  any Group Member’s right of publicity to use Elvis Presley’s name and likeness shall be held invalid or unenforceable and such holding could reasonably be expected to result in a material diminution of the Consolidated EBITDA of the Borrower and its Subsidiaries (taken as a whole); or

(n)  any portion of the Copyrights (as defined in the Guarantee and Collateral Agreement) becomes invalidated, falls into the public domain or otherwise becomes impaired, unless such an event could not reasonably be expected to cause a Material Adverse Effect; or

(o)  the Borrower shall have insufficient cash on hand to contribute or pay any amounts to the Seller, EPE or LLC as may be required under the EPE Charter, the Operating Agreement or the Shareholders Agreement (or any related document, including the letter agreement in respect thereof dated February 7, 2005 (the “Distribution Letter”) among the Seller, EPE, LLC, the Borrower, RFX and Holdings) and otherwise permitted under Section 7.6(d), unless RFX and/or its applicable members shall have exercised the RFX Warrants in an amount up to $2.5 million (as may be necessary fund such payment) and such amount shall have been contributed or paid such amounts to the Seller, EPE or LLC, as applicable;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon and the prepayment premium in respect thereof) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon and the prepayment premium in respect thereof) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower and Holdings.

SECTION 9.  THE AGENTS

9.1.          Appointment.  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2.          Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3.          Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4.          Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by such Agent.

The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.          Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.          Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7.          Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Bridge Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Bridge Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.          Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.          Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.        Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11.        The Lead Arranger.  The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.

9.12.        Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.  MISCELLANEOUS

10.1.        Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan (inclusive of any interest capitalized pursuant to Section 3.5(e)), reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby;  (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or, except as set forth in Section 10.14, release all or substantially all of the Collateral or release the Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2.        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Sports Entertainment Enterprises, Inc.
650 Madison Avenue, 16th Floor
New York, New York 10022
Attention: General Counsel
Telecopy: (212) 753-3188
Telephone: (212) 407-9101

The Borrower:	EPE Holding Corporation
650 Madison Avenue, 16th Floor
New York, New York 10022
Attention: General Counsel
Telecopy: (212) 753-3188
Telephone: (212) 407-9101

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: William Schwitter, Esq.
Telecopy: (212) 230-7834
Telephone: (212) 318-6400

The Administrative Agent:	Bear Stearns Corporate Lending Inc.
383 Madison Avenue
New York, New York 10179
Attention: Kevin Cullen
Telecopy: (212) 272-9184
Telephone: (212) 272-5724

with a copy to:	Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Attention: Michèle Penzer, Esq.
Telecopy: (212) 751-4864
Telephone: (212) 906-1245

provided that any notice, request or demand to or upon any Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5.        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent (and excluding corporate overhead and other non out-of-pocket expenses) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (and excluding corporate overhead and other non out-of-pocket expenses) to each Lender and of counsel to such Agent and (c) to pay, indemnify, and hold each Lender and Agent harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.  Holdings and the Borrower jointly and severally agree to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the Business or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that neither Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, Holdings and the Borrower agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, violations, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by Holdings or the Borrower pursuant to this Section 10.5 shall be submitted to the General Counsel of the Borrower (Telephone No. (212) 407-9101) (Telecopy No. (212) 753-3188), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by Holdings or the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6.        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer in violation of this Section 10.6 shall be null and void).

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Bridge Commitments and the Bridge Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Bridge Commitments or Bridge Loans, the amount of the Bridge Commitments or Bridge Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such CLO.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Bridge Commitments of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a

“Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Bridge Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 or 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(d).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes.

(f)  Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7.        Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9.        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.      Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12.      Submission To Jurisdiction; Waivers.  Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13.      Acknowledgments.  Each of Holdings and the Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  no Agent or Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14.      Releases of Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)  At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full and the Bridge Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person and the Administrative Agent agrees (at the sole cost and expense of the Borrower) to take such actions as may reasonably be requested by the Borrower to evidence such release and termination.

10.15.      Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16.      WAIVERS OF JURY TRIAL.  HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR

PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17.      Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

10.18.      USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SPORTS ENTERTAINMENT ENTERPRISES, INC., a Colorado Corporation

By:	/s/ Thomas P. Benson
Name:	Thomas P. Benson
Title:	Executive Vice President, Chief Financial Officer and Treasurer

EPE HOLDING CORPORATION, a Delaware corporation, as Borrower

By:	/s/ Thomas P. Benson
Name:	Thomas P. Benson
Title:	Executive Vice President, Chief Financial Officer and Treasurer

BEAR, STEARNS & CO. INC., as Sole Lead Arranger

By:	/s/ Keith C. Barnish
Name:	Keith C. Barnish
Title:	Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent and as a Lender

By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President